     As filed with the Securities and Exchange Commission on May 28, 1996

                                                  Registration No. 333-01873

________________________________________________________________________________
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                                 ____________

                         PRE-EFFECTIVE AMENDMENT NO. 4
                                  FORM S-1/A
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                                 ____________

                            Hampshire Funding, Inc.

              (Exact name of registrant as specified in charter)
                                 _____________

                                 NEW HAMPSHIRE

        (State or other jurisdiction of incorporation or organization)

                                  02-0277842

                     (I.R.S. Employer Identification No.)

                One Granite Place, Concord, New Hampshire 03301
                              Tel. (603) 226-5000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ____________

                         Charles C. Cornelio, Esquire
                    Chubb Life Insurance Company of America
                               One Granite Place
                         Concord, New Hampshire 03301
                                (603) 226-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

       Approximate date of commencement of proposed sale to the public:
 As soon as possible after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

   If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [_]

                                    CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------
                                                             Proposed        Proposed
                                                             maximum          maximum
                                              Amount         offering        aggregate      Amount of
Title of each class of                        to be           price           offering     registration
securities to be registered               registered(1)     per unit(2)       price(2)         fee
- ------------------------------------------------------------------------------------------------------
Programs for the acquisition of mutual
fund shares and insurance...............   $30,000,000      $30,000,000     $30,000,000     $10,344.83
- ------------------------------------------------------------------------------------------------------

(1) Based on initial investments in mutual fund shares and insurance.
(2) Solely for the purpose of computing the filing fee.
____________

                            HAMPSHIRE FUNDING, INC.

                                    PART I

                      INFORMATION REQUIRED IN PROSPECTUS

                             CROSS REFERENCE SHEET


     Registration Statement Item or Heading    Location of Heading in Prospectus
     --------------------------------------    ---------------------------------

1. Forepart of the Registration Statement and Outside Front Cover Page of Prospectus

   a. Name of Registrant.............................. Front Cover
   b. Title, Amount and Description of Securities..... Front Cover
   c. Selling Security Holders........................ Not Applicable
   d. Reference to Risk Factors....................... Front Cover
   e. S.E.C. Legend................................... Front Cover
   f. Price Range..................................... Not Applicable
   g. Underwriters' Discounts......................... Not Applicable
   h. Preliminary Prospectus Legend................... Not Applicable
   i. Blue Sky Legend................................. Front Cover
   j. Date of Prospectus.............................. Front Cover

2. Inside Front Cover and Outside Back Cover Pages of the Prospectus
   a. Available Information........................... Available Information
   b. Reports to Security Holders..................... Not Applicable
   c. Incorporation by Reference...................... Available Information
   d. Stabilization................................... Not Applicable
   e. Delivery of Prospectuses by Dealers............. Not Applicable
   f. Enforceability of Civil Liabilities............. Not Applicable
   g. Table of Contents............................... Inside Front

3. Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges
   a. Summary......................................... Not Applicable
   b. Address and Telephone Numbers................... Front Cover
   c. Risk Factors.................................... Factors
   d. Ratio of Earnings to Fixed Charges.............. Not Applicable

4. Use of Proceeds.................................... Revenue

5. Determination of Offering Price.................... Not Applicable

6. Dilution........................................... Not Applicable

7. Selling Security Holders........................... Not Applicable

8. Plan of Distribution
   a. Underwriters' Obligation........................ Not Applicable
   b. New Underwriters................................ Not Applicable
   c. Other Distributions............................. The Programs
   d. Offerings on Exchange........................... Not Applicable
   e. Underwriters' Compensation...................... Not Applicable
   f. Underwriters' Representative.................... Not Applicable
   g. Indemnification of Underwriters................. Not Applicable
   h. Dealers' Compensation........................... Summary of Charges; The
                                                        Company and its
                                                        Affiliates
   i. Finders......................................... Not Applicable
   j. Discretionary Accounts.......................... Not Applicable
   k. Passive Market Making........................... Not Applicable

9. Description of Securities
   a. Capital Stock................................... Not Applicable
   b. Debt Securities................................. Not Applicable
   c. Warrants and Rights............................. Not Applicable
   d. Other Securities................................ Front Cover; The Programs
   e. Market Information.............................. Not Applicable
   f. American Depositary Receipts.................... Not Applicable

10. Interests of Named Experts and Counsel............ Legal Matters; Experts

11. Information With Respect to Registrant
    a. Description of Business
       i. General Development of Business............. The Company and its
                                                       Affiliates
      ii. Financial Statements About Industry
          Segments.................................... Financial Statements
     iii. Narrative Description of Business........... Available Information
      iv. Financial Information About Foreign
          and Domestic Operations..................... Not Applicable
    b. Description of Property........................ Property
    c. Legal Proceedings.............................. Legal Matters
    d. Market Price of and Dividends on the
       Registrant's Common Equity and Related
       Stockholders Matters........................... Stockholder Matters
    e. Financial Statements........................... Financial Statements
    f. Selected Financial Data........................ Selected Financial Data
    g. Supplementary Financial Information............ Not Applicable
    h. Management's Discussion and Analysis........... Management's Discussion
                                                       and Analysis and
                                                       Results of Operations
    i. Changes In and Disagreements with Accountants.. Not Applicable
    j. Directors and Executive Officers............... Directors and Executive
                                                       Officers
    k. Executive Compensation......................... Executive Compensation
    l. Security Ownership of Certain Beneficial
            Owners and Management..................... Security Ownership of
                                                       Certain Beneficial Owners
    m. Certain Relationships and Related
            Transactions.............................. Certain Relationships
                                                       and Related Transactions

12.Disclosure re: Indemnification..................... Not Applicable

                                  PROSPECTUS

One Granite Place
Concord, New Hampshire 03301
Telephone: 1-603-226-5000

HAMPSHIRE FUNDING, INC.

Distributed by: Chubb Securities Corporation
One Granite Place
Concord, New Hampshire 03301
Telephone: 1-603-226-5000

                                                            May   , 1996

                         Programs For Coordinating The
                Acquisition of Mutual Fund Shares and Insurance

     Hampshire Funding, Inc. ("the Company") is offering in excess of $30 million worth of Programs for sale to the public by means of the Prospectus. The total amount of securities offered by this Prospectus will be determined by aggregating initial insurance premiums paid and initial mutual fund investments made by all Participants purchasing after the effective date of this Prospectus.


     The securities offered in this Prospectus are personalized investment programs which coordinate the acquisition of mutual fund shares and insurance over a term of years. Hampshire Funding programs (the "Programs") are offered and administered by the Company.

     Under the Hampshire Funding concept a Participant will pay the premiums on life insurance policies with the proceeds of loans arranged by pledging mutual fund shares previously purchased or purchased by the Participant for cash at the time of enrolling in the Program. It is the objective of the Program to enable the Participant to utilize the appreciation, if any, in the value of the mutual fund shares and any dividends or capital gain distributions thereon to aid in offsetting the principal and accumulated interest on loans which must be paid upon termination of the Program, which is usually the end of the tenth Prorgam Year.Additionally, the Program will automatically terminate and the loans will become immediately due and payable if the value of the mutual fund shares purchased in the Program declines below applicable margin and collateral maintenance requirements.

     The Programs contemplate that out-of-pocket dollars, that would normally be used to pay insurance premiums, will be invested in mutual fund shares without losing the protection of insurance. There is no assurance that the objective will be realized.

     THE PROGRAMS INVOLVE SUBSTANTIAL RISKS WHICH COULD RESULT IN SIGNIFICANT LOSSES TO PARTICIPANTS. ACCORDINGLY, PERSONS CONTEMPLATING ENTERING INTO A PROGRAM ARE URGED TO READ AND CONSIDER THE DISCUSSION OF "RISK FACTORS" ON PAGES 6 TO 7 IN THIS PROSPECTUS.


     There is no trading market for the Programs, the Programs involve substantial costs and there are no voting rights associated with the Programs, (see the discussion of "Programs" on pages 9 to 17 and "Summary of Charges" on pages 7 to 9.) There are no broker-dealer concessions paid to any broker-dealer in the distribution of the Programs. The Company may pay services fees to affiliates pursuant to certain service agreements.

     The interest rate on a Program will not be less than 6% per annum, nor exceed three percentage points above the prime, or base rate, as quoted in The Wall Street Journal. Interest rules are subject to change at any time during the Program at the discretion of the Company, and are always subject to maximum permissible interest rates under state law, (see the discussion of "Loan Charges" on page 8).

     This Prospectus does not constitute an offering in any jurisdiction in which such offering, or an offering of shares of any of the mutual funds described herein, or an offering of any insurance policies described herein, may not lawfully be made. Persons should consult this Prospectus and any supplement thereto for additional information (if any) required by state law.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
                               TABLE OF CONTENTS
- --------------------------------------------------------------------------------

                                                                                         Page
                                                                                         ----
Table of Contents........................................................................ 2
Glossary of Terms........................................................................ 3
The Company and Its Affiliates........................................................... 4
   The Company........................................................................... 4
   The Broker-Dealer..................................................................... 4
   The Insurance Companies............................................................... 5
   The Service Company................................................................... 5
   The Fund Group........................................................................ 5
   The Holding Company................................................................... 5
Risk Factors............................................................................. 6
   Risk of Loss on Early Termination..................................................... 6
   Risk of Termination for Failure to Maintain Collateral
   and Margin Requirements............................................................... 6
   Risk That the Company Will Not Be Able to Obtain Financing............................ 6
   Risk of Adverse Determination Under State Law......................................... 7
Summary of Charges....................................................................... 7
Revenue.................................................................................. 9
The Programs............................................................................. 9
   Distribution of the Programs.......................................................... 9
   How to Become a Program Participant.................................................. 10
   Minimum Required Initial Collateral.................................................. 10
   Acquisition of Insurance............................................................. 11
   Agency Agreement and Limited Power of Attorney....................................... 11
   Insurance Premium Loans to Participants.............................................. 12
     Loans Under the Agency Agreement................................................... 12
     Margin and Collateral Requirements................................................. 12
     A Participant's Personal Deficiency Resulting from the Loans....................... 14
     Release of Collateral.............................................................. 14
   Additional Mutual Fund Share Purchases............................................... 14
   Program Modification................................................................. 15
   Termination.......................................................................... 15
   Rights of Participants............................................................... 16
   Financing of the Programs by the Company............................................. 17
Participant Information................................................................. 17
   Status Reports....................................................................... 17
   Hypothetical Illustrations........................................................... 18
More Information About the Company...................................................... 19
   Properties........................................................................... 19
   Related Stockholder Matters.......................................................... 19
   Certain Relationships and Related Transactions....................................... 19
   Directors and Executive Officers..................................................... 20
   Executive Compensation............................................................... 22
Selected Financial Data................................................................. 22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations............................................................. 22
Legal Matters........................................................................... 25
Experts................................................................................. 26
Available Information................................................................... 26
Index to Financial Statements........................................................... F-1

- --------------------------------------------------------------------------------
                               GLOSSARY OF TERMS
- --------------------------------------------------------------------------------

In addition to the capitalized terms which are defined elsewhere in the Prospectus, the following words and phrases shall have the indicated meanings:

Account Indebtedness or Indebtedness - The Participant's accumulated debt,
- --------------------    ------------
interest, and other charges owed to the Company

Agency Agreement - The Agency Agreement and Limited Power of Attorney between
- ----------------
the Participant and the Company

Agreements - Loan agreements and Company lender agreements with Colonial and
- ----------
Chubb Life.

Broker-Dealer or Chubb Securities - Chubb Securities Corporation
- -------------    ----------------

Chubb Life - Chubb Life Insurance Company of America
- ----------

Colonial - Chubb Colonial Life Insurance Company (formerly known as The Colonial
- --------
Life Insurance Company of America)

Commission - The Securities and Exchange Commission
- ----------

Company or Hampshire - Hampshire Funding, Inc.
- -------    ---------

Exchange Act - The Securities Exchange Act of 1934, as amended
- ------------

Fund Group - Chubb Investment Funds, Inc.
- ----------

Holding Company - The Chubb Corporation
- ---------------

Independent Dealers - Independent securities dealers with whom the Company and
- -------------------
the Broker-Dealer have agreements and who are authorized insurance agents of one of the Insurance Companies.

Insurance Companies - Affiliated insurance companies of the Company
- -------------------

Participant - A person who purchases a Program
- -----------

Pledged Shares - Mutual fund shares designated as collateral to an individual
- --------------
loan

Programs -  Personalized programs which coordinate the acquisition of mutual
- --------
fund shares and insurance through leverage by the Company

Qualified Shares or Qualified Collateral -  Mutual fund shares which are
- ----------------    --------------------
properly available for use as collateral within a Program, by virtue of having been held at least 31 days by a Participant

Registration Statement - The registration statement the Company has filed with
- ----------------------
the Commission under the Securities Act with respect to securities covered under this prospectus

Representatives - Registered representatives of the Broker-Dealer or other
- ---------------
Independent Dealers

Securities Act - The Securities Act of 1933, as amended
- --------------

Service Company or CASC - Chubb America Service Corporation
- ---------------    ----

- --------------------------------------------------------------------------------
                         THE COMPANY AND ITS AFFILIATES
- --------------------------------------------------------------------------------

THE COMPANY

     The Company is primarily engaged in the issuance of Programs that coordinate the acquisition of mutual fund shares and insurance. The Company owns 100% of the stock of Hampshire Syndications, Inc., which was formed in 1986 to assist in the formation and management of a limited number of limited partnership. Hampshire Syndications, Inc. acts as a general or co-general partner in various limited partnerships that are not related to the Company or the Programs, and has no role or involvement in the administration or distribution of the Programs.

     The Company was incorporated in the State of New Hampshire on December 8, 1969, as a wholly-owned subsidiary of Chubb Life Insurance Company of America ("Chubb Life"). Its stock was sold to The Chubb Corporation (the "Holding Company") on December 21, 1971. On April 1, 1981, the Company's stock was transferred by contribution to a predecessor corporation of Chubb Life. Chubb Life owns 100% (50,000 shares) of the Company's issued and outstanding common stock.

     The Company's principal executive offices are located at One Granite Place, Concord, New Hampshire 03301, and its telephone number is (603) 226-5000.

     All administrative duties of the Company are performed by personnel employed by Chubb America Service Corporation (the "Service Company"). The Company pays the Service Company a fee, determined in accordance with reasonable cost allocation methods, for the performance of such duties.

     One of its affiliates, Chubb Investment Funds, Inc. (the "Fund Group"), is a registered investment company which offers mutual funds that are among those available to Participants in the Programs. As of May 20, 1996, the Fund Group represented 2.42% of the total pledged mutual fund shares under the Programs. Two of its affiliates, Chubb Life and Chubb Colonial Life Insurance Company ("Colonial") are the exclusive underwriters of the life insurance policies coordinated under the Programs. Another affiliate, Chubb Securities Corporation, is the principal underwriter of the Fund Group and of certain life insurance policies.

     The Company faces limited competition in the sale of Programs, as the number of companies offering plans similar to the Programs is quite small. Historically, a large number of companies offered programs combining the purchase of insurance and mutual fund shares; however, in recent years the number of companies has reduced dramatically.

THE BROKER-DEALER

     Chubb Securities Corporation (the "Broker-Dealer or "Chubb Securities") was incorporated in 1969 and is a member of the National Association of Securities Dealers, Inc. and the Boston Stock Exchange. The Broker-Dealer's common stock (50,000 shares) is wholly owned by Chubb Life. It also is a registered investment adviser under the Investment Advisers Act of 1940, and those of its representatives who are also registered independently as investment advisers perform personal financial planning services.

     The Programs and most mutual fund shares offered in conjunction with the Programs are sold through the Broker-Dealer or other independent securities dealers. The Broker-Dealer has non-exclusive selling agreements with a number of mutual fund distributors and is the principal underwriter and distributor for the Fund Group. The Broker-Dealer does not maintain dealer agreements with certain mutual funds for the following reasons: the mutual fund is a no-load mutual fund that does not have dealer agreements; the mutual fund is a proprietary mutual fund and dealer agreeemnts are not available to the Broker-Dealer; or, the Broker-Dealer has decided not to enter a dealer agreement with the mutual fund based on due diligence factors such as fund management, performance and service issues. The Broker-Dealer does not have agreements with all of the mutual fund distributors whose funds may be used under the Programs. See "Distribution of the Programs".

     The Broker-Dealer also makes available for sale stocks and bonds, limited partnership units, both public and private, unit investment trusts, variable annuities and variable life insurance. These investments are not available as collateral under the Programs.

THE INSURANCE COMPANIES

     The Programs coordinate the acquisition of various forms of life insurance offered exclusively by the affiliated Insurance Companies, Chubb Life and Colonial, (the "Insurance Companies").

     As of December 31, 1995, Chubb Life's admitted assets were $2,456,098,599 and gross insurance in force was $53,437,323. Its stock (600,000 shares) is wholly owned by the Holding Company. At present Chubb Life provides funds to the Company for financing the Programs pursuant to a Loan Agreement and the Company-Lender Agreement. See "The Programs -Financing of the Programs by the Company."

     Colonial was organized as a New Jersey corporation in 1897. As of December 31, 1995, admitted assets were $615,290,036 and gross insurance in force was $9,498,987. Its stock (132,000 shares) is wholly owned by Chubb Life. At present Colonial provides funds to the Company for financing the Programs, pursuant to a Loan Agreement and a Company-Lender Agreement. See "The Programs - Financing of the Programs by the Company."

     Each Insurance Company's policies may be sold for use with the Programs in those states where it has agents who are also qualified as registered representatives of broker-dealers.

THE SERVICE COMPANY

     The Service Company is a management service company incorporated in New Hampshire on June 19, 1981. Its stock (1,000 shares) is wholly owned by Chubb Life. It employs all personnel who perform services for the Company, the Broker-Dealer, and the Insurance Companies. It performs administrative and clerical duties for the Company.

THE FUND GROUP

     The Fund Group is a registered investment company under the Investment Company Act of 1940. The Fund Group offers a series of seven mutual funds: the Chubb Money Market Fund, the Chubb Tax-Exempt Fund, the Chubb Government Securities Fund, the Chubb Total Return Fund, the Chubb Growth and Income Fund, the Chubb Capital Appreciation Fund and the Chubb Global Income Fund. Shares issued by the Fund Group are available for purchase in conjunction with the Programs.

THE HOLDING COMPANY

     The Chubb Corporation (the "Holding Company") is a holding company, the total assets of which on December 31, 1995 were $22,996,525,000. The Holding Company is not a subsidiary of any other corporation, and its stock is traded on the New York Stock Exchange. Principal subsidiaries of the Holding Company include Chubb Life Insurance Company of

America, Chubb Colonial Life Insurance Company (formerly known as The Colonial Life Insurance Company of America), Chubb Sovereign Life Insurance Company, Chubb America Service Corp, ChubbHealth Holdings, Inc., Federal Insurance Company, Vigilant Insurance Company, Chubb Insurance Company of Australia, Ltd., Great Northern Insurance Company, Pacific Indemnity Company, Northwestern Pacific Indemnity Company, Texas Pacific Indemnity Company, Chubb Custom Insurance Company, Chubb National Insurance Company, Chubb Indemnity Insurance Company, CC Canada Holdings, Ltd, Chubb Insurance Company of Canada, Chubb Insurance Company of Europe, S.A., Chubb Atlantic Indemnity Ltd., Chubb Insurance Company of New Jersey, Chubb & Son, Inc., Chubb Capital Corporation, Chubb Investment Company of New Jersey, Inc., and Bellemead Development Corporation.

- --------------------------------------------------------------------------------
                                  RISK FACTORS
- --------------------------------------------------------------------------------

RISK OF LOSS ON EARLY TERMINATION

     Although a Program is voluntary and may be terminated at any time upon facsimile or written request by a Participant, it should not be concluded that it necessarily may be terminated without loss. Termination of the Program in its early stages is more likely to lead to a loss in a Participant's investment if sales charges are incurred in the acquisition of mutual fund shares. Furthermore, in the event of an early termination of a Program, the cash value, if any, of an insurance policy included under the Program would be minimal and might not be available if the Participant is not the owner of the policy. A Participant also would pay a termination fee and liquidation charges for early termination. On the other hand, a termination in the latter stages of the Program will result in increased interest expense and administrative fees which the Participant must pay. See "Summary of Charges."

RISK OF TERMINATION FOR FAILURE TO MAINTAIN COLLATERAL AND MARGIN REQUIREMENTS

     Failure to maintain the appropriate collateral and margin requirements can result in an involuntary termination of a Program without prior notice to the Participant. Certain collateral and margin requirements have been imposed by the Company in order to comply with Federal regulations and to insure sufficient collateral for the Company's loans to Participants. These requirements are more fully described under "The Programs - Insurance Premium Loans to
Participants".

     THE COMPANY HAS NO OBLIGATION TO PROVIDE NOTICE TO THE PARTICIPANT THAT THE APPLICABLE MARGIN REQUIREMENT HAS BEEN VIOLATED AND THAT HIS PROGRAM WILL BE TERMINATED. IN ADDITION, THE AMOUNT REALIZED BY THE COMPANY UPON REDEMPTION OF A PARTICIPANT'S SHARES MAY BE SIGNIFICANTLY LESS THAN THE APPLICABLE MARGIN REQUIREMENT.

RISK THAT THE COMPANY WILL NOT BE ABLE TO OBTAIN FINANCING

     The continuance of the Programs is dependent upon the Company's ability to provide, or arrange for, the financing of insurance premiums for Participants. At present, Colonial and Chubb Life, provide the funds necessary to the Company's financing of the Programs. A Participant should carefully consider the Company's ability to borrow money and the consequences of its inability to borrow. Moreover, although the Company's present financing arrangements with its lenders do not include the assignment of a Participant's mutual fund shares to the lender as security, the Agency Agreement does authorize the Company to assign a Participant's mutual fund shares to any lender as collateral security for the Company's indebtedness pursuant to any financing arrangements. If any such assignment takes place and the Company subsequently defaults on an obligation for which the Participant's mutual fund shares have been pledged as security, the mutual fund shares may be redeemed by the lender to whom the obligation is owed. The redemption could occur at a time when the value of the shares had declined. A Participant should carefully consider the extent to which the rights of a lender who might receive such an assignment would have priority over his interests in the pledged mutual fund shares.

     The Company may also borrow funds from non-affiliated companies. There is no assurance that the Company may obtain financing from non-affiliated companies upon terms, conditions and rates as favorable as those from affiliated companies. If the Company is unable to borrow funds in the future or continue to borrow funds under its Loan Agreements for the purpose of financing loans to Participants for the payment of insurance premiums, it may not be able to continue the sale of the Programs.

     A lender, affiliated or unaffiliated with the Company, may cease to provide financing if the Company is in default under its loan agreements. In this case, Programs will be terminated on their renewal dates. The Company is under no contractual obligation to continue to make loans on future Program renewal dates; however, it intends to continue making such loans as long as funds are available to it.

RISK OF ADVERSE DETERMINATION UNDER STATE LAW

Most States have passed "prohibited inducement" statutes. These statutes generally restrict certain kinds of prohibited inducements in the sale of life insurance and/or securities. The Programs are not constructed or in any way intended to be an inducement of the type prohibited by the state statutes.
In particular, the terms and conditions of both the life insurance and the mutual fund sales are the same whether purchased in connection with the Programs or separately. The Company, however, cannot predict whether, or the extent to which, a state may later interpret its statute to restrict the Programs. In 1995, the Programs were eligible for sale to the public in all states except for South Dakota and Vermont.

- --------------------------------------------------------------------------------
                               SUMMARY OF CHARGES
- --------------------------------------------------------------------------------

     The following table summarizes the charges imposed under the Programs. Certain of the charges will vary in total dollar amount depending on the amount of the loans taken out under the Programs. Other charges are collected only upon the occurence of a particular transaction, as described below.

PROGRAM FEES

PLACEMENT FEE:      One time fee for each insurance policy placed in or added to the
                    Program                                                           $25.00

PROGRAM FEE:        One time fee for Programs pledging certain no-load funds with which
                    Broker Dealer does not have a selling agreement                  $200.00

ADMINISTRATIVE
FEE:                Annual fee for administration and recordkeeping of Participant's Program
                    (Reduced Rate: Currently $360 for ten-year period if paid in advance)
                                                                                      $50.00

SPECIAL SERVICES
FEE:                For certain special transactions, described below                 $25.00

TERMINATION FEE:    Upon termination by Participant or the Company prior to ten-year
                    scheduled termination                                            $100.00


LIQUIDATION FEE:    Upon liquidation of each fund, if any, prior to liquidation at end of ten-
                    year term                                                         $25.00

                                 LOAN CHARGES


INTEREST RATE:           Interest rates on a Participant's indebtedness are
                         subject to change at any time during the Program at the discretion of the Company and are always subject to maximum permissible interest rates under state law. The
                         Agency Agreement provides that the nominal interest rate on a Program will not be less than 6% per annum, nor exceed three percentage points above the prime, or base rate, as quoted in The Wall Street Journal. Such interest increases may occur without prior notice to the Participants and will become effective immediately.
                         The current interest rate will be applicable to all outstanding indebtedness and apply to all Participants uniformly. The Company reserves the right to impose a rate less than the maximum permissible rate. Any such reduced interest rate will apply to all outstanding
                         Participant loans.

     Other charges, commissions and fees may be imposed by other entities such as a broker-dealer, including Chubb Securities, a mutual fund or Insurance Company. For example, an unaffiliated broke-dealer may charge a fee for transfering mutual fund shares to the Program.

The Placement Fee, Program Fee, Administrative Fee, and Special Charges.
- ------------------------------------------------------------------------

     The Company charges a one-time placement fee of $25 for each insurance policy issued in connection with the Programs. The placement fee is due at the time when the Company determines that a prospective Participant has qualified for investment in a Program (including the life insurance application). In addition, the Company will charge a fee of $25 for adding a policy to an existing Program.

     The Company also charges a one-time Program fee of $200 for Programs using certain no-load funds with which the Broker-Dealer does not have a selling agreement. This Program fee is due at the time of application for the Programs. An annual administrative fee is also charged by the Company for its services under the Agency Agreement to cover the reasonable cost of administering the Programs. The annual administrative fee is $50 and may be paid in a lump sum for the entire ten year period at a reduced rate, currently $360. Unless the Participant pays the annual administrative fee in cash, the Company, at its discretion, may pay the fee from proceeds realized from the redemption of mutual fund shares or by adding the fee to the Participant's indebtedness.

     Charges will also be made for certain special services. The current charges are $25 for each of the following services on a per fund and per policy basis:
(i) return check charge (protested check); (ii) transfer of registration of shares; (iii) reduction of loan balance; (iv) conversion from one premium mode to another; (v) transfer of shares from one fund to another; (vi) policy conversion; (vii) policy change; (viii) redemption of shares; and (ix) other exceptional transactions requested by the Participant. These charges are payable by a Participant in cash or from proceeds realized from the redemption of mutual fund shares. The Company reserves the right to adjust these charges at any time and from time to time.

The Termination and Liquidation Fees.
- -------------------------------------

     The Company will charge a termination fee of $100 when a Program is terminated by either the Participant or the Company, except for termination at the end of ten years. A Participant also will be charged a $25 liquidation charge per fund whenever a fund is liquidated, regardless of whether the Program is being terminated, except at termination at the end of ten years. These fees are based upon the Company's administrative costs for processing terminations and liquidations.

- --------------------------------------------------------------------------------
                                     REVENUE
- --------------------------------------------------------------------------------

The Company's proceeds from the sale of the Programs is in the form of fees, charges and interest income. These proceeds are used to pay administrative and operational expenses, and to obtain financing. See "Summary of Charges" for more information on fees, charges and interest.

- --------------------------------------------------------------------------------
                                  THE PROGRAMS
- --------------------------------------------------------------------------------

DISTRIBUTION OF THE PROGRAMS

     The securities offered by this Prospectus are personalized investment programs which coordinate the acquisition of mutual fund shares and insurance over a period of ten years, commencing with the due date of the initial premium advanced under the Program.

     The Programs are neither distributed through underwriters nor traded in securities markets. Unlike other securities, Participants may not sell or trade their Programs, rather the Programs must be held for the ten year period unless earlier terminated. As personalized investment programs, they are sold only through registered representatives (the "Representatives") of Chubb Securities or other independent securities dealers ("Independent Dealers") with whom the Company, Chubb Securities and one of the Insurance Companies have agreements.

     Under the terms of the agreements under which the Independant Dealers may distribute the Programs, the Independant Dealers agree to comply with applicable laws, and to solicit the distribution of the Programs, and remain responsible for the determination of whether a Program is suitable for a prospective Participant.


     The Representatives are jointly licensed to sell both mutual funds and insurance. As registered representatives of Chubb Securities they are authorized to sell mutual fund shares pledged in the Programs, as well as the Programs themselves. As licensed agents of one or more of the Insurance Companies, they are authorized to sell various forms of life insurance. In every case, the Representative will have some form of agency relationship with Chubb Securities and/or the Insurance Companies. There are no additional benefits to the Representatives by selling mutual funds or life insurance products of affiliated companies in connection with the Programs.


     The Representatives sell the Programs on a best-efforts basis. No underwriting compensation is paid to Chubb Securities or any other party in connection with the sale of the Programs. Chubb Securities or the Independant Dealer typically receives a commission on the sale of mutual fund shares in connection with a Program. A portion of any commission received by Chubb Securities is paid to the Representative. In his capacity as a licensed insurance agent, the Representative also receives commissions from one of the Insurance Companies on insurance sold as part of any Program.

HOW TO BECOME A PROGRAM PARTICIPANT

     To become a Program Participant, the prospective Participant must contact a Representative authorized to distribute the Programs. The Program may begin once the Participant enters into the Limited Power of Attorney and Agency Agreement with the Company and signs the Federal Reserve Form G-3 (concerning extensions of credit and the use of margin stock).

     Participants should obtain independent advice from their Representative in regard to insurance and mutual fund acquisitions.


     Prior to the sale of a Program, the Representative will make an independent assessment as to whether the entire transaction, including the loan arrangement, is suitable for the prospective Participant; this in no way relieves the prospective Participant from the responsibility of making his own considered determination as to whether a particular Program is suitable for him.

MINIMUM REQUIRED INITIAL COLLATERAL

     If a Participant decides to begin a Program, an investment in the mutual fund selected by him is made in an amount at least equal to the minimum required initial collateral. Any mutual fund shares which are to be used as collateral for premium loans must be owned by a prospective Participant for at least 31 days. If a prospective Participant already owns sufficient qualified shares of a mutual fund which permits reinvestment of dividends and capital gains distributions, these shares may be utilized to initiate and maintain a Program. The initial collateral must be at least 250% of the insurance premium for most Programs, regardless of the mode of premium payment selected. Programs using no-load funds with which Chubb Securities does not have a selling agreement or that are not sold through an approved investment management program require initial collateral of at least 1800% of the initial insurance premium, which premium must be paid annually. Prospective Participants are cautioned, however, that the minimum investment required by certain mutual funds for the purchase of their shares may exceed the minimum collateral required by the Company to initiate a Program ($1,200 for most Programs).


     The only mutual funds available for sale by Chubb Securities in connection with the Programs are those which agree to use the Company's administrative and confirmation requirements. Moreover, Chubb Securities does not sell all mutual funds currently available. The services of another broker-dealer may be required if the Participant wants to purchase mutual fund shares that Chubb Securities does not sell. Previously purchased mutual fund shares may be used if the fund agrees to use the Company's administrative and confirmation requirements. Moreover, the Participant need not use the services offered by Chubb Securities in purchasing mutual funds to be pledged with the Company at the start of the Program. However, a Participant may be charged a fee by another broker-dealer for transfering mutual fund shares to the Program.

     Mutual funds available for sale by Chubb Securities in connection with the Programs must provide for the automatic reinvestment of dividends and capital gains distributions in mutual fund shares. Ordinary income dividends generally are reinvested either at net asset value or at the public offering price, which usually includes the sales charge. Capital gains distributions generally are reinvested at net asset value. If a service charge is applicable, it is made irrespective of the Program.

  Orders for mutual funds will be accepted only from those persons who desire to make their mutual fund investment irrespective of the Insurance Companies' insurability requirements. Accordingly, the purchase of the initial order of mutual funds shares will be required even though the person may not be a Participant in the Program because he is uninsurable. Individuals proposed for insurance who have had medical problems, who have been denied insurance in the past, or who are in higher risk groups, may bear a much greater risk for the affiliated Insurance Companies and may not be issued an insurance policy or may have to pay additional premiums. Prospective Participants should discuss these insurance questions with the insurance agent/ registered representive.

ACQUISITION OF INSURANCE

     A Program allows a Participant to purchase insurance by financing the premiums through a loan secured by his mutual fund shares. Insurance available for purchase in connection with a Program may vary from state to state, depending on whether Chubb Life or Colonial is licensed to sell insurance in a particular jurisdiction, and whether a jurisdiction in which one of the Insurance Companies is licensed has approved a particular insurance product.

     Whole life, variable universal life, single premium whole life, level term, renewable or convertible term, and decreasing term insurance are available for purchase in connection with a Program on a nonparticipating basis.

AGENCY AGREEMENT AND LIMITED POWER OF ATTORNEY

     An Agency Agreement and Limited Power of Attorney (the "Agency Agreement") is executed by a Participant contemporaneously with the signing of the application for insurance or the purchase or delivery of mutual fund shares to be used in the Program. It is also signed by the Company and is thereafter effective until terminated by the Participant or the Company. Upon giving notice in writing or via facsimile, a Participant may terminate the Agency Agreement at any time, which automatically results in termination of a Program, but the Company may do so only for reasons discussed under "The Programs-Termination."

     Under the Agency Agreement, the Company, as attorney-in-fact of the Participant, has the power to:

  (a) arrange loans to Participants to pay insurance premiums and administrative fees, if not paid in cash, as they become due or excess premiums as agreed to by the Company;

  (b) receive pledge as collateral of all mutual fund shares acquired in the Program, furnished by a Participant or available for pledge, having an aggregate redemption value of up to the applicable margin requirement of 250% or 1800% of a Participant's Account Indebtedness as security therefor; and

  (c) pledge the Participant's mutual fund shares securing his Account Indebtedness if necessary for the purpose of obtaining funds to finance the Programs.

     After execution of the Agency Agreement, no further notice is given to a Participant prior to the loans made by the Company to a Participant to pay insurance premiums. All mutual fund shares purchased in the Program will be registered in the name of the Company, as custodian for the Participant, to be held by the mutual fund companies, subject to instructions of the

Company pursuant to the Agency Agreement. Certificates for mutual fund shares acquired by the Participants will be issued upon direction of the Company only in those instances where it is necessary to meet the legal collateral requirements of a state or governmental agency.

INSURANCE PREMIUM LOANS TO PARTICIPANTS

     LOANS UNDER THE AGENCY AGREEMENT

     Upon issuance of a policy by an Insurance Company and contingent upon acceptance of the policy by the Participant, the Company makes a loan to the Participant under the Agency Agreement in an amount equal to the selected premium mode. Mutual fund shares are then pledged to secure that loan ("Pledged Shares").

     As each premium becomes due, a new loan equal to the next premium and administrative fee, if not paid in cash, is made and added to the Participant's Account Indebtedness. It is intended that such loans will recur each premium due date until the expiration of ten years after the due date of the initial premium advanced under the Program, unless the Program is sooner terminated. Thus, interest, as well as principal, is borrowed, and all mutual funds purchased or otherwise accumulated in the Program having redemption value of up to 250% of the Participant's Account Indebtedness, or 1800% for the initial premium loan of Programs using certain no-load funds, are pledged as collateral for such loans. Shares representing any excess in redemption value over the applicable margin requirement of 250% or 1800% of the Participant's Account Indebtedness are not required to be pledged as collateral.

     Pursuant to the Agency Agreement, the Company may renew a Participant's Program at the due date for the insurance premium, in accordance with the same basic Program terms and conditions (including but not limited to the "Margin and Collateral Requirements" discussed below) for a period of time ending as of the due date of the next insurance premium. For example, if the insurance premium payment mode is annual, the renewal of the Program will be for a period of one year. Until the Programs are terminated, it is intended that such loans will recur over the life of the Program.

     Assuming that the minimum collateral requirements described hereinafter are met, the Company will recompute a Participant's Account Indebtedness in advance of the premium due date so that the loan can be renewed on the premium due date of the insurance policy during each year of a Program. The new Account Indebtedness is determined by adding the amount of the Participant's existing Account Indebtedness to the amount of the next premium due, new fees, plus interest. See "Summary of Charges."

     Since May 29, 1970, the date the Company first offered Programs for sale, the nominal interest rate charged by the Company pursuant to the Agency Agreement has ranged from a low of 6% to a high of 13%. An increase in the interest rate on the loans will serve to increase the cost of the Program and diminish its value to a Participant upon termination.

     MARGIN AND COLLATERAL REQUIREMENTS

     Any mutual fund shares used to secure premium loans must have been owned by the Participant for a minimum period of 31 days before credit secured by such mutual fund shares is extended to the Participant. The holding period applies to all purchases of mutual fund shares, whether for initial purchases, renewals, or meeting margin requirements.

     The maximum credit allowed by Regulation G (adopted by the Federal Reserve Board and applicable to loans made under the Programs) against pledged mutual fund shares is 50% of the value of the shares. The Company's present policy is to make an initial loan not to exceed 40% of the value of the mutual fund shares pledged as security. If the Federal Reserve Board should increase margin requirements beyond the Company's requirement, a Participant would be required to acquire and pledge more securities to finance the premiums due and to maintain the ratio required to prevent involuntary termination of the plan. It is possible that such increased margin requirements might require the Company to discontinue the sale of its Programs and terminate Programs then outstanding. It is also possible that periods may exist when the Federal Reserve Board margin regulations will preclude the financing of additional premiums.

     As a matter of policy, independent of Federal regulations, the Company presently requires Participants to provide qualified collateral with values exceeding the amount of their indebtedness by specific margins in three different situations: at initiation, at renewal, and between renewal dates.

     (i) Initiation Requirement - Each initial loan by the Company to pay insurance premiums for all Programs except those using certain no-load funds must be secured by qualified mutual fund shares which have a value of at least 250% of the premium to be financed. Accordingly, a Participant must pledge qualified shares having a value of at least $1,200 to initiate an annual Program which has a life insurance policy with the minimum annual premium of $480. Programs using no-load funds with which Chubb Securities does not have a selling agreement require an 1800% initiation requirement and qualified shares having a value of at least $90,000 for a minimum annual premium of $5,000.

     (ii) Maintenance Margin Requirement - The Company requires Participants to maintain qualified collateral with a value of at least 130% of Account Indebtedness at all times. Failure to maintain the 130% requirement will result in termination of a Program. The Company generally will notify a Participant of a decline in value in his mutual fund shares, although it is not required and undertakes no obligation to do so. If the value of Pledged Shares with the Company declines below 130% of a Participant's Account Indebtedness, the account indebtedness will automatically become due and payable, and the Company will terminate the program and sell or redeem the pledged shares to satisfy the debt, all without notice to the Participant. The Company will act promptly but accepts no responsibility for any loss incurred by a Participant due to a reduction in the value of mutual fund shares arising from delays in redemption which are beyond the control of the Company. Any Pledged Shares not required to be redeemed to satisfy the Account Indebtedness will be released from pledge and re-registered to the Participant.

     The Company intends to enforce its rights whenever the 130% requirement is breached. If the Company is holding shares available for pledge, it will pledge such shares with itself in order to maintain a Participant's 130% margin requirement. No mutual fund shares pledged by the Company to secure payment of one Participant's Account Indebtedness may be redeemed in order to satisfy the payment of another Participant's Account Indebtedness.

     (iii) Account Indebtedness at Renewal - At the time of renewal, a Participant must have qualified shares pledged to the Company equal to least 150% of the Participant's Account Indebtedness. The 150% renewal requirement may be met in one of four ways: (a) a Participant's qualified Pledged Shares in the Program may have a value in excess of 150% of the Account Indebtedness; (b) if the Company is holding additional qualified shares available for pledge as custodian for the Participant under the Agency Agreement, then the Company may automatically pledge sufficient additional shares to cover the 150% requirement; (c) if the Company is not holding enough qualified Pledged Shares, then the Participant may make the necessary shares available for pledge by purchasing additional shares at least 31 days prior to the renewal date; or (d) a Participant may make a cash payment to reduce the Account Indebtedness to no more than 66.66% of the value of the shares pledged in the Program. If the 150% margin requirement is not met in one of these four ways, prior to the renewal of a loan, the Company will terminate the Program. The Company may notify a Participant 31 days prior to a renewal date if it appears that the 150% requirement may not be met, but the Company is under no obligation to provide such notice.

     (iv) Renewal Loan Margin Requirement - The Company requires at renewal that a new premium loan be secured by qualified shares which have not been previously pledged to the Program. The new qualified shares must have a value of at least 250% of the new premium loan. If qualified shares are not available to be pledged by the Company as custodian for the Participant, then the Participant must provide additional qualified shares with a value of at least 250% of the new premium loan before the life insurance policy can be renewed within the Program.

     A PARTICIPANT'S PERSONAL DEFICIENCY RESULTING FROM THE LOANS

     The Loans which the Company makes to Participants to finance insurance premiums are made without recourse. Consequently, a Participant will not be responsible for payment of a deficiency in the event the value of the pledged shares is not sufficient to pay his entire Account Indebtedness. A Participant should not infer from this that a Program will not result in a loss to him. The appreciation of value of mutual fund shares and the costs and expenses of the Program (including interest and fees) all will have a bearing on whether the Participant incurs a loss in a Program.

     RELEASE OF COLLATERAL

     If at any time the redemption value of all the shares held in the Participant's account exceeds 250% of the Participant's Account Indebtedness for all Programs except those using certain no-load funds, the Participant may, upon written request to the Company, have such excess released to him either in shares or in cash. Shares are valued at their net asset value for redemption purposes.

ADDITIONAL MUTUAL FUND SHARE PURCHASES

     A Participant is under no obligation to make additional purchases of mutual fund shares once a Program is initiated, except to the extent necessary to meet the margin and collateral requirements described above. Failure to make additional purchases generally may result in termination of a Participant's Program since the amount of collateral required to secure a Participant's Account Indebtedness will increase correspondingly with the amount of each borrowing. Similarly, failure to purchase additional mutual fund shares in order to prevent a decline in the aggregate redemption value of the pledged shares below 130% of a Participant's Account Indebtedness will result in a sale of existing collateral and termination of the Participant's Program. Accordingly, many Participants must make investments, some as often as monthly, in shares which are transferred into the name of the Company as custodian for the

Participant and held until they become qualified shares. These qualified shares then will be pledged by the Company to itself if the value of the shares previously pledged with the Company declines below the margin and collateral requirements.

PROGRAM MODIFICATION

     Subject to the minimum premium requirement of $480 annually for all Programs except those using certain no-load funds for which the minimum premium requirement is $5,000 and an annual premium, the amount of insurance and the premium(s) to be financed may be reduced. If increased insurance protection is desired, a Participant may add either a new or existing policy, but only within six weeks of the annual anniversary date of his Program. The cost of acquisition (including the placement fee) must be paid by a Participant upon the issuance of a new policy. Provided the appropriate authorization form is on file with the Company, a Participant or, if authorized, the Participant's registered representative, may direct the redemption or exchange of mutual fund shares by telephone to the Company. The Company will employ procedures that it believes are reasonable in order to confirm that instructions communicated to it by telephone are genuine. These procedures include (i) any Participant or registered representative providing instructions by telephone to redeem or exchange shares must be on a recorded telephone line, (ii) all such Participants or registered representatives must supply the Company with personal identification information at the time of redemption or exchange for verification purposes, and (iii) all transactions relying on telephone instructions will be verified by a written confirmation statement sent by the mutual fund to the Participant. If these "reasonable procedures" or other procedures that may be developed are not employed in order to confirm that instructions communicated by telephone to the Company are genuine, the Company may be liable for any losses due to unauthorized or fraudulent instructions.

     The Company will not be liable to the Participant or any third party if the Participant is unable to reach the Company by telephone. The Participant may be unable to implement a telephone transaction during periods of drastic economic or market change.

     This telephone transaction privilege may be terminated or modified upon 60 days written notice to the Participants.

     A Participant may likewise re-direct his periodic investment from one mutual fund to another fund available in the Programs. The Company assesses an additional charge to redeem shares of one mutual fund so that a Participant may purchase another mutual fund's shares. See "Summary of Charges." Presently there is no limit on the number of times a Participant may modify his Program; however, the Company reserves the right at any time to limit the number of times a Participant may modify his Program.

TERMINATION

     Programs are entirely voluntary and may be terminated at any time by a Participant, upon written notice mailed or transmitted via facsimile to the Company. A Program will be terminated by the Company upon the occurrence of any of the following: (i) the death of the Participant; (ii) the death of all insureds covered by a policy issued as part of a Program; (iii) failure to meet minimum collateral requirements due to a decline in the value of the mutual fund shares securing premium loans; (iv) failure to meet minimum investment requirements due to a decrease in insurance premiums advanced under a Program unless waived by the Company to the extent permitted by law; (v) failure to provide sufficient collateral to secure loans for premiums due under the Program; (vi) inability of the Company to provide or arrange for financing of premiums; (vii) failure of the Participant's bank to honor checks made payable to the Company from the Participant's account. A Participant should clearly understand that in the event of any of the above circumstances a Program may be terminated by the Company without prior notice to the Participant. Programs must be terminated not later than ten years from the due date of the initial premium financed (unless extended at the option of the Company).

     If a Participant terminates his Program, he must pay his Account Indebtedness in full, plus interest to the date of payment. The Company also charges a $100 termination fee and liquidation charges unless the termination is at the end of the tenth year of the Program. If the Company terminates a Program with prior notice to a Participant, the Participant must pay his Account Indebtedness within seven business days after a notice of termination. In either case, if a Participant's Account Indebtedness is not paid, the Company has the right to redeem as many of the Participant's qualified shares as necessary to pay his debt.

     To pay his Account Indebtedness, a Participant may: (i) redeem his mutual fund shares and surrender his life insurance policy for its cash value; (ii) redeem such shares and, if he has the right, borrow on the cash surrender value of the life insurance policy, keeping the policy in force; (iii) redeem his mutual fund shares only and independently continue the insurance; (iv) retain his mutual fund shares and, if he has the right, surrender the insurance policy for its cash value, if any; or, (v) retire the debt from funds unrelated to the mutual fund shares or the insurance policy. The cash value of the insurance policy alone will not provide adequate funds to liquidate all of the accumulated indebtedness.

     The continuance of the Program is dependent upon the Company's ability to provide, or to arrange for, the financing of insurance premiums for Participants. A Participant's Program may be involuntarily terminated if such financing cannot be obtained by the Company. See "The Programs - Financing of the Programs by the Company."

     A Participant must maintain certain margin and collateral requirements in order to avoid termination of his Program. See "The Programs - Insurance Premium Loans to Participants."

RIGHTS OF PARTICIPANTS

     Program Rights. Participants in the Programs have certain rights in connection with the Programs themselves (as distinct from the mutual funds shares and insurance acquired in the Programs). These rights include the right to receive status reports, the right to modify a Program, and the right to terminate a Program entirely. See generally "The Programs-Status Reports; Program Modification; Termination." However, Participants are not stockholders in the Company or any of its affiliates and have no voting rights or other interests therein; except that Participants who purchase shares of the Fund Group will have the rights and interests of a shareholder with respect to the Fund Group.

     Voting of Mutual Fund Shares. The mutual fund(s) selected by a Participant will advise him of any meeting where his shares may be voted and furnish him with a proxy statement and appropriate voting forms. It is the responsibility of the Participant to complete and return the proxy statement in order to vote his mutual fund shares. The Company will vote the Participant's pledged shares or shares available for pledge only if the Participant gives the Company specific written instructions accompanied by a signed proxy. If such instructions and the signed proxy are not received, the Company will take no action with respect to voting the Participant's shares.

FINANCING OF THE PROGRAMS BY THE COMPANY

     The Company's funds for financing the Programs are currently obtained through Loan Agreements and Company-Lender Agreements (together the "Agreements") with Colonial and Chubb Life. The Agreements provide for revolving credit arrangements under which Colonial will make advances to the Company in an amount not to exceed $29,000,000 and Chubb Life will make advances to the Company in an amount not to exceed $20,000,000. The loans are made at short term lending rates agreed upon by the Company and its Lenders which are subject to change in accordance with the Agreements. The Agreements contain minimum collateral requirements co-extensive with the minimum collateral requirements for Participants set forth herein. If the value of all of the Participants' shares pledged to the Company declines below 130% of the Company's indebtedness, Colonial or Chubb Life may demand that the Company redeem any shares from Participant's Programs which do not meet the Company's margin and collateral requirements and liquidate that portion of the Company's indebtedness.

     Under the Agreements, the failure of the Company to repay its debts gives Colonial the right to terminate its obligation to make future advances and declare all outstanding principal and interest to be due and payable. In this event, the Company will not renew any Programs by making further loans to Participants, and will redeem the qualified collateral to satisfy its indebtedness to Colonial.

     If the Company is unable to borrow funds in the future or to continue to borrow funds under the Agreements for the purpose of financing loans to Participants for the payment of insurance premiums, it may not be able to continue the sale of the Programs. In addition, its ability to renew existing loans may be impaired to the point of terminating, without notice to Participants, all Programs at their loan renewal dates. The Company is under no contractual obligation to continue to make loans on future Program renewal dates; however, it intends to continue making such loans as long as funds are available to it.

     The Company may in the future borrow funds from affiliated or non-affiliated companies. There is no assurance that the Company may obtain financing from non-affiliated companies upon terms, conditions and rates as favorable as those from affiliated companies. All future material affiliated transactions and loans will be generally available on terms no less favorable to the Company than those from unaffiliated third parties; and all future material affiliated transactions and loans, and any forgiveness of loans, will be approved by a majority, if any, of the independent outside members of the Company's board of directors not having any interest in the transactions.

- --------------------------------------------------------------------------------
                            PARTICIPANT INFORMATION
- --------------------------------------------------------------------------------

STATUS REPORTS

     The Company, upon request, will furnish to each Participant annually a statement of his Program account indicating the amount of his Account Indebtedness and a current prospectus of the Company with respect to its Programs. Annual and interim reports and current prospectuses of the mutual fund(s) selected generally will be forwarded to Participants directly by the particular funds. Current prospectuses and annual and interim reports of any variable universal life insurance policy will be forwarded to Participants directly by the issuing Insurance Company. Participants will receive confirmations when mutual fund investments are made. The Company will, at any time upon request, furnish a Participant with a statement of the total redemption value of his mutual fund shares compared with his Account Indebtedness. Annual reports of the Company containing financial statements reported upon by independent auditors will also be furnished to a Participant at any time upon request.

HYPOTHETICAL ILLUSTRATIONS

     One feature of the Programs is the possibility of using the appreciated value of purchased mutual fund shares (as well as dividends or capital gains distributions thereon) to help defray the amount of Account Indebtedness. This depends on the actual performance of mutual fund shares purchased, and any given fund may decline rather than appreciate in value. Hypothetical illustrations are available from registered Representatives, and potential Participants are strongly advised to obtain these illustrations. At the request of a Participant, a Program will be reviewed by his Representative at any time upon submission of appropriate current data, in order to permit a Participant to determine its continued suitability. Any suggested changes will be detailed in a written review, prepared by the Representative, which the Participant is free to adopt or reject. Depending on the changes adopted, the costs and expenses of a revised Program may be more or less than those previously applicable.

- --------------------------------------------------------------------------------
                       MORE INFORMATION ABOUT THE COMPANY
- --------------------------------------------------------------------------------

PROPERTIES

     The Company does not own or lease any real property. The Company occupies a portion of the home office of Chubb Life located at One Granite Place, Concord, New Hampshire. The use by the Company of such facilities and the equipment and furnishings owned by the Service Company, Chubb Life, or any of the other Insurance Companies is subject to a pro-rata allocation of expenses.

RELATED STOCKHOLDER MATTERS

     Security Ownership of Certain Beneficial Owners and Management

     The Company's stock is not publicly traded. The table below sets forth ownership of the Company's issued and outstanding common stock as of March 15, 1996.

Title of    Name and Address       Amount and Nature of        Percent of
Class       of Beneficial Owner    Beneficial Ownership        Class
- --------    -------------------    ---------------------       ----------
Common      Chubb Life Insurance   50,000 shares of record     100
            Company of America
            One Granite Place
            Concord, New Hampshire

     The Company has not authorized or paid any dividends since inception. There are no restrictions presently known on the Company's ability to pay dividends except for general New Hampshire corporate laws relating to earnings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company, Chubb Life, Colonial and Chubb Securities have a joint agreement with the Service Company (the "Service Agreement") whereby the Service Company provides services, office facilities and joint operations to each party. In addition, the Company utilizes furniture, equipment and fixtures owned by one or more of the Insurance Companies. Pursuant to the Service Agreement, the Company pays the Service Company a fee, determined in accordance with mutually agreed upon cost allocation methods, which the parties believe reflect a proportional allocation of common costs and are commensurate for the performance of the applicable duties of the employees. The Service Company allocated 0.74% of its costs to the Company in 1995. The coordination of common employee services and office facilities pursuant to the Service Agreement is intended to result in greater efficiencies and economics of operation.

     The Company's funds for financing the Programs are currently obtained through Loan Agreements and Company-Lender Agreements (together the "Agreements") with Colonial and Chubb Life. The Agreements provide for revolving credit arrangements under which Colonial will make advances to the Company in an amount not to exceed $29,000,000, and Chubb Life will make advances to the Company in an amount not to exceed $20,000,000. The loans are made at short-term lending rates agreed upon by the Company and its lenders which are subject to change in accordance with the Agreements and market conditions.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following sets forth information relating to Directors and Executive Officers of the Company as of December 31, 1995.

   Name/(1)/                  Age         Position/(2)/
   ------                     ---         -------------
   Ronald J. Angarella         36         Director, Chairman and President
   Randell G. Craig            49         Director
   Ernest J. Tsouros           62         Director
   Frederick H. Condon         60         Director
   Joseph A. Morein            57         Director
   John A. Weston              36         Treasurer,Principal Financial and
                                          Accounting Officer
   Charles C. Cornelio         36         Vice President, General Counsel
                                          and Secretary
   Carol R. Hardiman           42         Vice President, Administration
   Shari J. Lease              41         Assistant Secretary

/(1)/ There are no family relationships existing between or among any of the above-listed Directors or Executive Officers.

/(2)/ The term of office of each of the foregoing Directors and Executive Officers extends until the annual meetings of the shareholders and Board of Directors or until removed by the Board of Directors.

     Ronald R. Angarella was elected Chairman and President of the Broker Dealer in October 1995. Mr. Angarella was elected Senior Vice President of Chubb Life and Vice Chairman of the Broker-Dealer in November 1994. Mr. Angarella served as Vice President, Staff Management of Chubb Life from September 1992 to November 1994, and Assistant Vice President, Staff Management of Chubb Life from February 1992 to September 1992. From March 1990 to February 1992 he served as Assistant Vice President, Marketing of the Broker-Dealer.

     Randell G. Craig was elected Director of the Company and the Broker-Dealer in May 1990. His principal occupation has been as Executive Vice President and Chief Operating Officer of Chubb Life. He also serves as Director and Executive Vice President of Colonial and the Service Company. Prior to January 1995, Mr. Craig served as Executive Vice President, Individual Insurance, and prior to March 1991 he served as Senior Vice President and Chief Marketing Officer of the Parent Corporation. From 1986 to May 1990, Mr. Craig was Vice President and Chief Marketing Officer, Individual Insurance, for Crown Life Insurance Company.

Ernest J. Tsouros was elected Director of the Company and the Broker-Dealer in May 1969. His principal occupation since 1982 has been as Vice President of Chubb Life. He also serves as Vice President of Colonial and the Service Company.

     Frederick H. Condon was elected Director of the Company and the Broker-Dealer in February 1984. His principal occupation since 1985 has been as Senior Vice President, General Counsel and Secretary of Chubb Life. He serves as Senior Vice President, General Counsel and Secretary of Colonial, Chubb Sovereign, and the Service Company and as Vice President and Director of Hampshire Syndications, Inc.

     Joseph A. Morein was elected Director of the Company and the Broker-Dealer in September 1987. His principal occupation since August 1986 has been as a Vice President of The Chubb Corporation.

     John A. Weston was elected Treasurer of the Company and the Broker-Dealer in August 1988. Mr. Weston was elected Treasurer of Chubb Series Trust in June 1994, and Assistant Treasurer, UST Master Variable Series, Inc. in September 1994. His principal occupation since April of 1995 has been as Assistant Vice President of Chubb Life. He was elected Treasurer of Chubb Investment Funds, Inc. and Chubb America Fund, Inc. in April 1992, Treasurer of Chubb Investment Advisory Corporation in May 1992, and Hampshire Syndications, Inc. in July 1991. From July 1989 to April 1995 Mr. Weston was Mutual Fund Accounting Officer for Chubb Life.

     Charles C. Cornelio was elected Vice President, General Counsel and Secretary of the Company, the Broker-Dealer, and Hampshire Syndications, Inc. in May 1993. His principal occupation since December, 1994 has been as Senior Vice President and Chief Administrative Officer of Chubb Life. From March 1992 to December 1994 he served as Vice President, Counsel and Assistant Secretary for the Chubb Life. He also serves as Vice President and Chief Administrative Officer of Colonial and the Service Company and as Senior Vice President, Counsel and Assistant Secretary to Chubb Investment Funds, Inc. and Chubb America Fund, Inc. From September 1988 to October 1989 Mr. Cornelio was Assistant Counsel of Chubb Life, and from October 1989 to June 1991 he was Associate Counsel of Chubb Life. He also serves as a Director of UST Master Variable Series and Hampshire Syndications, Inc.

     Carol R. Hardiman was elected Vice President, Administration of the Company and the Broker-Dealer in June 1989. From October 1987 to May 1989, she was Assistant Vice President of the Company and the Broker-Dealer.

     Shari J. Lease was elected Assistant Secretary of the Company and the Broker-Dealer in December 1994. Her principal occupation since April 1995 has been as Assistant Vice President and Counsel of Chubb Life. Ms. Lease was elected Secretary of Chubb Investment Funds, Inc. and Chubb America Fund, Inc., in April 1992, Secretary of Chubb Series Trust in December 1993 and Assistant Secretary of Hampshire Syndications, Inc. in May 1994. She served as Associate Counsel of Chubb Life from April 1994 to April 1995, Assistant Counsel of Chubb Life from October 1990 to April 1994 and Assistant Secretary of Chubb Investment Funds, Inc. and Chubb America Fund, Inc. from July 1991 to April 1992.

EXECUTIVE COMPENSATION

     Executive Officers of the Company also serve one or more of the affiliated companies of the Company. Allocations have been made to each individual's time devoted to his/her duties as officer of the Company. There were no executive officers of the Company whose allocated compensation exceeded $100,000 during 1995.

     No compensation was allocated to his services to the company paid to Ronald
R. Angarella, Chairman and President of the Company for 1995.

     Directors of the Company receive no compensation in addition to their allocated portion of compensation as employees of the Company.

- --------------------------------------------------------------------------------
                            SELECTED FINANCIAL DATA
- --------------------------------------------------------------------------------

Selected Statement of Operations Data:

                                   1995        1994         1993         1992         1991
                                   ----        ----         ----         ----         ----
Year Ended December 31
Total Revenue................. $ 4,435,676  $ 3,590,273  $ 3,004,114  $ 2,699,890  $ 2,475,154
Net Income.................... $   232,354  $   458,294  $   514,505  $   330,545  $   218,462
Dividends Per Common Share            -            -            -            -            -
Selected Balance Sheet Data:
December 31,
Total Assets.................. $47,388,865  $42,241,816  $33,773,719  $27,905,714  $22,930,802
Loan Payable.................. $43,899,673  $38,889,535  $30,924,833  $25,382,406  $21,413,588

- --------------------------------------------------------------------------------
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES

     Collateral loans receivable from Participants were $47,059,897 at December 31, 1995. Annual amounts due to the Company were as follows:

                               1996    1997   1998    1999   2000   2001-2005
                               ----    ----   ----    ----   ----   ---------
Collateral loans receivable    $2.7    $3.0   $2.7    $3.7   $5.9     $29.0
(in millions)

                                   OPERATIONS

     The Company's funds for financing the Programs are currently obtained through Loan Agreements with its affiliates, Colonial and Chubb Life. The Loan Agreements provide for revolving credit arrangements under which advances will be made to the Company in amounts not to exceed $29,000,000 from Colonial and $20,000,000 from Chubb Life. The advances are currently short term in nature, as none of the loans outstanding as of December 31, 1995 (or during 1995) exceeded 365 days to maturity. The advances are made at short-term lending rates agreed upon by the Company and its lenders and are subject to change in accordance with the Loan Agreements and market conditions. If the Company is unable to obtain loans from affiliatesat favorable market rates, the Company's borrowing costs will increase. The Company's loan Agreements state however, the interest rate may not exceed the prime interest rate in effect in New York City plus 2.5%. The average lending rate on these loans at December 31, 1995 was 6.70% and ranged from 4.95% to 9.25%.

     The amount of funds borrowed under the Agreements at December 31, 1995 were $44,200,000 compared to $39,500,000 at December 31, 1994. Funds borrowed at December 31, 1995 represent $26,000,000 from Colonial and $18,200,000 from Chubb Life. At December 31, 1994 funds borrowed represented $26,000,000 from Colonial and $13,500,000 from Chubb Life. The increase in amounts borrowed by the Company year to year was used to fund increased sales of Programs and for other working capital needs.

     In addition to loans payable, the Company has other short-term amounts due to affiliates related to insurance premium payments and expense reimbursements to the Service Company. The Company has an arrangement with affiliated Insurance Companies whereby the Company makes monthly payments in arrears for premiums due. Reimbursements to the Service Company are also made one month in arrears and are included in amounts due to affiliates.

Loan schedule as of December 31, 1995:

                Loan      Face           Days to   Maturity
Source          Date      (mils)  Rate   Maturity    Date
- ---------       -------   ------  ----   --------  --------
Chubb Life      07/31/95  $10.0   6.31%     270    04/26/96
                09/27/95    0.5   8.95%     277    06/30/96
                09/29/95    6.0   8.95%     275    06/30/96
                10/27/95    0.6   8.95%     247    06/30/96
                11/27/95    0.5   8.95%     216    06/30/96
                12/28/95    0.6   8.95%     185    06/30/96
                          -----
                          $18.2

Colonial        05/15/95  $14.5   6.02%     270    02/09/96
                07/21/95    9.2   5.65%     266    04/12/96
                10/10/95    2.3   5.67%     266    07/02/96
                          -----
                          $26.0

     The Service Company, a wholly-owned subsidiary of Chubb Life, is a management service company which provides employee services and office facilities to the Company and its affiliates under a Service Agreement. The Company pays the Service Company a monthly fee in accordance with mutually agreed upon cost allocation methods which the Companies believe reflect a proportional allocation of common expenses and are commensurate for the performance of the applicable duties.

     Working capital in 1995 and 1994 was provided by Participants' loan repayments, administrative fees for the placement and maintenance of Programs and interest earned on investments.

RESULTS OF OPERATIONS

     The Company concluded the year ended December 31, 1995 with net operating income of $232,354 as compared to net operating income of $458,294 in 1994, and $514,505 in 1993. The decline in net operating income is due to the narrowing spread between the Company's cost of funds necessary to finance premium loans and the lending rate charged to Program Participants.

     Total revenues through December 31, 1995 were $4,435,676 versus $3,590,273 in 1994, and $3,004,114 in 1993. These revenues include interest on collateral loans receivable, program fees, interest on investments and partnership income. The largest source of revenue was represented by interest on collateral loans receivable.

     The growth in collateral loan interest resulted from the increase in collateral loans receivable year to year. Collateral loans receivable as of December 31, 1995 were $47,059,897 as compared to $40,805,159 in 1994, and
$33,348,372 in 1993. Comparatively, collateral loan interest was $3,899,087, $3,094,809 and $2,523,551 for the years ended December 31, 1995, 1994 and 1993.
The average interest rate charged to each Participant's outstanding loan balance was 9.22%, 8.65% and 8.50% for the years 1995, 1994 and 1993, respectively.

     The Company's collateral loans receivable, collateral loan interest and average interest rate charged to each Participant's loan balance for the three years ended December 31 are summarized as follows:

                                         1995          1994          1993
                                         ----          ----          ----
Collateral loans receivable          $47,059,897   $40,805,159   $33,348,372
Collateral loan interest             $ 3,899,087   $ 3,094,809   $ 2,523,551
Average Participant interest rate          9.22%         8.65%         8.50%

     Interest expense on the Loan Agreements increased each year since 1993 due to increases in interest rates and amounts borrowed by the Company. The Company's outstanding loans payable, interest expense and average cost of borrowings for the three years ended December 31 are summarized as follows:

                                 1995          1994          1993
                                 ----          ----          ----
Loans payable                 $43,899,673   $38,889,535   $30,924,833
Interest expense              $ 2,730,924   $ 1,516,229   $   973,490
Average loan interest rate          6.70%         4.60%         3.50%


     The Company's ability to achieve and maintain a spread between its cost of funds necessary to finance premium loans and the lending rate charged to Program Participants may impact its future operating results. The interest rate spread is intended to provide sufficient revenue to offset the Company's general and administrative expenses. General and administrative expenses, arising from normal operating activities through December 31, 1995, were $1,299,523 as compared to $1,260,818 in 1994, and $1,185,907 in 1993.

     The Company may increase the interest rate charged to Participants to a maximum of the prime interest rate plus 3% as its cost of borrowing increases. If the Company's cost of borrowing were to rise significantly above the prime interest rate, its ability to maintain an adequate interest rate spread would be difficult and future earnings could be adversely impacted.

     Program fees include placement, administrative and termination fees as well as charges for special services. For the years ended December 31, 1995, 1994 and 1993 the number of programs administered by the Company were 6,521, 6,662 and 6,328, respectively.

     Investment income earned by the Company increased in 1995 as compared to 1994 and 1993 due to an increase in investment returns on cash equivalents held year to year.

     Substantially all general and administrative expenses are allocated to the Company by the Service Company. These include the costs associated with providing staff and facilities to service the Programs and includes such items as salaries, rent, utilities, accounting fees, printing, postage and other typical operating expenses.

- --------------------------------------------------------------------------------
                                 LEGAL MATTERS
- --------------------------------------------------------------------------------

LITIGATION

     In the ordinary course of business, legal proceedings involving the Company periodically arise. Currently, the Company is not the subject of any material pending legal proceedings.

LEGAL OPINIONS

     The validity of the securities offered hereby has been passed upon for the Company by

Charles C. Cornelio, Esquire, Senior Vice President, Counsel and Assistant Secretary to Chubb Life.

- --------------------------------------------------------------------------------
                                    EXPERTS
- --------------------------------------------------------------------------------

     This Registration Statement includes on the following pages, the Company's annual financial statements. The consolidated balance sheets of the Company at December 31, 1995 and 1994, and the consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

- --------------------------------------------------------------------------------
                             AVAILABLE INFORMATION
- --------------------------------------------------------------------------------

     The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other required information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices: Room 1028, 26 Federal Plaza, New York, New York 10278; and Room 1628, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604.

     The Company has filed with the Commission a Registration Statement on Form S-1/A (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the securities covered by this Prospectus. The Registration Statement is complete in material respects. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected without charge at the Washington, D.C. office of the Commission.

     The Company's Annual Report on Form 10-K for the year ended December 31, 1995, which was filed with the Commission pursuant to Section 13(a) of the Exchange Act, is incorporated herein by reference. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above and prior to the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof.

     In addition, copies of these reports (and any other information incorporated by reference in the Registration Statement covering the Programs) will be provided without charge to any person, including any beneficial owner, receiving this Prospectus, on written or oral request to Hampshire Funding, Inc., One Granite Place, Concord, New Hampshire 03301, Attention: Vice President-Operations; telephone (603) 226-5000.

                    HAMPSHIRE FUNDING, INC. AND SUBSIDIARY

                   Audited Consolidated Financial Statements

                               December 31, 1995

                                                                      Page
                                                                      ----
Report of Ernst & Young LLP, Independent Auditors....................  F-2
Consolidated Balance Sheets..........................................  F-3
Consolidated Statements of Income and Retained Earnings..............  F-4
Consolidated Statements of Cash Flows................................  F-5
Notes to Consolidated Financial Statements...........................  F-6

                  Unaudited Consolidated Financial Statements

                                March 31, 1996

                                                                      Page
                                                                      ----
Unaudited Consolidated Balance Sheets................................  F-9
Unaudited Consolidated Statements of Income and Retained Earnings.... F-10
Unaudited Consolidated Statements of Cash Flows...................... F-11
Notes to Unaudited Consolidated Financial Statements................. F-12

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Hampshire Funding, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Hampshire Funding, Inc. and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations and retained earnings and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hampshire Funding, Inc. and Subsidiary at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, in 1994 the Company changed its method of accounting for postemployment benefits, and in 1993, the Company changed its method of accounting for postretirement benefits other than pensions, and income taxes.


                                                               ERNST & YOUNG LLP

Boston, Massachusetts
January 26, 1996

                     HAMPSHIRE FUNDING, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                           December 31,
                                                                      -------------------
                                                                  1995                   1994
                                                                  -----------         ----------
Assets:
Cash and cash equivalents.........................................$   289,918        $ 1,311,399
Accounts receivable from customers................................     26,793             47,215
Federal income taxes recoverable..................................     12,257             78,043
                                                                      --------         ----------
Total Current Assets..............................................    328,968          1,436,657

Collateral notes receivable (including accrued
 interest of $1,207,853 in 1995 and $1,027,677 in 1994)........... 47,059,897         40,805,159
                                                                   ----------         ----------
Total Assets......................................................$47,388,865        $42,241,816
                                                                  ===========        ===========

Liabilities and Stockholder's Equity:
Liabilities:
 Due to affiliates................................................$ 1,145,850        $ 1,188,275
 Accrued expenses and other liabilities...........................    263,232            316,250
                                                                  -----------         ----------
 Total Current Liabilities........................................  1,409,082          1,504,525

 Loans payable to affiliates (net of prepaid
  interest of $300,327 in 1995 and $610,465 in 1994).............. 43,899,673         38,889,535
                                                                  -----------         ----------
Total Liabilities................................................. 45,308,755         40,394,060
                                                                  -----------         ----------
Stockholder's Equity:
 Common stock, par value $1 per share; Authorized 100,000 shares;
  issued and outstanding 50,000 shares............................     50,000             50,000
 Additional paid-in capital.......................................    550,000            550,000
 Retained earnings................................................  1,480,110          1,247,756
                                                                  -----------          ---------
Total Stockholder's Equity........................................  2,080,110          1,847,756
                                                                  -----------          ---------
Total Liabilities and Stockholder's Equity........................$47,388,865        $42,241,816
                                                                   ==========        ===========

                See notes to consolidated financial statements.

                     HAMPSHIRE FUNDING, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                                    Years Ended December 31,
                                                                           --------------------------------------
                                                                           1995              1994            1993
                                                                           -----------    ----------   ----------
Revenues:
 Interest on collateral notes
  receivable.........................................................       $3,899,087    $3,094,809   $2,523,551
 Program participant fees............................................          456,556       464,851      457,636
 Interest on investments.............................................           74,648        30,613       22,927
 Partnership syndication fees........................................            5,385
                                                                           -----------    ----------   ----------
                                                                             4,435,676     3,590,273    3,004,114
Operating Expenses:
 Interest on affiliated loan agreements..............................        2,730,924     1,516,229      973,490
 General and administrative..........................................        1,299,523     1,260,818    1,185,907
 Realized loss on investments........................................                         60,000
                                                                           -----------    ----------   ----------
                                                                             4,030,447     2,837,047    2,159,397
                                                                           -----------    ----------   ----------
Income before income taxes...........................................          405,229       753,226      844,717

Federal and state income tax (benefit):
 Federal - Current...................................................          125,112       257,593      283,525
 Federal - Deferred..................................................                        (10,819)      (6,485)
 State tax...........................................................           47,763        48,158       53,172
                                                                           -----------    ----------   ----------
                                                                               172,875       294,932      330,212
                                                                           -----------    ----------   ----------

Net Income...........................................................          232,354       458,294      514,505
Retained earnings at beginning of year...............................        1,247,756       789,462      274,957
                                                                           -----------    ----------   ----------
Retained earnings at end of year.....................................       $1,480,110    $1,247,756   $  789,462
                                                                            ==========    ==========   ==========

                See notes to consolidated financial statements.

                     HAMPSHIRE FUNDING, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    Years Ended December 31,
                                                            ----------------------------------------
                                                            1995              1994              1993
                                                            ------------  ------------  ------------
Operating activities:
Net Income..................................................   $232,354     $ 458,294   $   514,505
Adjustments to reconcile net income to net cash used in
operating activities:
 (Increase) decrease in accounts receivable from customers..     20,422        (9,535)      (11,160)
 Increase (decrease) in accrued expenses and other
  liabilities...............................................    (53,018)      (57,749)      126,277
 Increase (decrease) in due to affiliates...................    (42,425)      114,610      (311,931)
 Increase in collateral notes receivable.................... (6,254,738)   (7,456,787)   (5,788,925)
 Change in federal income taxes payable (recoverable).......     65,786       (89,803)       (3,273)
 (Increase) decrease in prepaid interest on affiliated loan
 agreements.................................................    310,138      (235,298)     (157,573)
                                                            ------------  ------------  ------------
Net cash used in operating activities....................... (5,721,481)   (7,276,268)   (5,632,080)

Investing activities:
Write off of limited partnership investment.................                   60,000

Financing activities:
Proceeds from affiliated loan agreements.................... 69,025,000    73,400,000    59,000,000
Principal payments on affiliated loan agreements............(64,325,000)  (65,200,000)  (53,300,000)
                                                            ------------  ------------  ------------
Net cash provided by financing activities...................   4,700,000    8,200,000     5,700,000
                                                            ------------  ------------  ------------
Increase (decrease) in cash and cash equivalents............  (1,021,481)     983,732        67,920
Cash and cash equivalents at beginning of year..............   1,311,399      327,667       259,747
                                                            ------------  ------------  ------------
Cash and cash equivalents at end of year.................... $   289,918   $1,311,399    $  327,667
                                                            ============  ============  ============

                See notes to consolidated financial statements.

                    HAMPSHIRE FUNDING, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                               December 31, 1995

1. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Hampshire Funding, Inc. ("Hampshire") and its wholly-owned subsidiary, Hampshire Syndications, Inc. Hampshire is a wholly-owned subsidiary of Chubb Life Insurance Company of America ("Chubb Life"). Affiliates of Chubb Life include Chubb Colonial Life Insurance Company (formerly known as The Colonial Life Insurance Company of America) ("Colonial"), Chubb Sovereign Life Insurance Company ("Chubb Sovereign"), Chubb America Service Corporation ("CASC"), Chubb Investment Advisory Corporation and Chubb Securities Corporation ("Chubb Securities"), which are all 100% owned by Chubb Life. Chubb Life is 100% owned by The Chubb Corporation ("Chubb").

The preparation of financial statements in conformity with generally accepted accounting principles requires Hampshire's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Nature of Operations and Transactions with Affiliates

Hampshire offers and administers Programs whereby Participants obtain life insurance coverage solely from Chubb Life, Colonial and Chubb Sovereign. Under the Programs, insurance premiums are paid by Participants through a series of loans from Hampshire which are recorded as "collateral notes receivable." Loans to the Participants are secured by Participants' ownership in shares of regulated investment companies. The loans to Participants are funded substantially with the proceeds from loan arrangements with Colonial and Chubb Life (see Note 6). Chubb Securities is a registered broker-dealer that buys and sells the shares for Participants. The fair value of a Participant's secured investment company shares must exceed 150% of the total loan balance plus accrued interest (Participant's Total Account Indebtedness). If the value of the shares pledged as collateral to Hampshire declines below 130% of the Participant's Total Account Indebtedness, Hampshire will terminate the Program and liquidate shares sufficient to repay the indebtedness. All Programs are ten years in length. Upon Program conclusion, loan balances and accrued interest become due.

Collateral notes receivable from Participants were $47,059,897 at December 31, 1995. Annual amounts due to Hampshire under collateral notes receivable were as follows:



                                1996    1997    1998    1999   2000   2001-2005
                                ----    ----    ----    ----   ----    -------
Collateral notes receivable     $2.7    $3.0    $2.7    $3.7   $5.9     $29.0
(in millions)

Substantially all general and administrative expenses are allocated to Hampshire by CASC in accordance with mutually agreed upon and reasonable cost allocation methods which Hampshire and CASC believe reflect a proportional allocation of common expenses and which are commensurate for the performance of the applicable duties.

Recognition of Revenues and Expenses

Interest on collateral notes receivable and administrative fees charged to Participants for establishing and maintaining Programs are recognized as revenue when earned. Partnership syndication fees represent fees earned by Hampshire Syndications, Inc. as a participating general partner of certain limited partnerships. The amount of such fees earned was $5,385 in 1995 and $0 in 1994 and 1993.

Cash Equivalents

For purposes of reporting cash flows, cash equivalents include cash invested in securities purchased under repurchase agreements and short-term corporate notes, all of which have remaining maturities of three months or less at the date of purchase.

At December 18, 1995, Hampshire entered into a reverse repurchase agreement with Shawmut Bank ("Bank") in the amount of $198,000. The agreement matures on January 17, 1996. This reverse repurchase agreement is included in cash equivalents in the accompanying consolidated balance sheet. Hampshire requires that the market value of the underlying securities provided as collateral for repurchase agreements be a minimum of 100% of their contractual resale price to the Bank.

                     HAMPSHIRE FUNDING, INC. AND SUBSIDIARY

Short-term corporate notes are carried at cost which approximates market value.

Reclassifications

Certain amounts in the financial statements for prior years have been reclassified to correspond to the 1995 presentation.

2. Change in Accounting Principles

Effective January 1, 1994, Chubb Life and Hampshire adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires that the expected cost of providing postemployment benefits, principally severance, disability and unemployment benefits, to former or inactive employees, their beneficiaries and covered dependents be accrued during the years that the employees render the necessary service. Prior to 1994, the pay as you go, or cash method was used to recognize the cost of these benefits. The cumulative effect of this change as of January 1, 1994 and Hampshire's allocated portion of such costs have been immaterial to Hampshire.

Effective January 1, 1993, Chubb Life and Hampshire adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." SFAS No. 106 requires that the expected cost of providing postretirement benefits, principally health care and life insurance, to employees, their beneficiaries and covered dependents be accrued during the years that the employees render the necessary service. Prior to 1993, the pay-as-you-go, or cash method was used to recognize the cost of these benefits. The cumulative effect of this change as of January 1, 1993 was immaterial to Hampshire. Hampshire's allocated portion of such costs was $27,237, $24,631 and $18,530 in 1995, 1994 and 1993,
respectively, which has been included in General and Administrative expenses in the accompanying financial statements.

Chubb Life and Hampshire also adopted SFAS No. 109, "Accounting for Income Taxes," as of January 1, 1993. SFAS No. 109 prescribes an asset and liability method of accounting for income taxes, rather than the deferred method previously used. The objective of the asset and liability method is to recognize an asset or liability for the expected future tax effects attributable to differences between the financial reporting and the tax basis of assets and liabilities, based on the enacted tax rates and other provisions of tax law. The cumulative effect of such change as of January 1, 1993 was immaterial to Hampshire.

3. Federal Income Taxes

The operations of Hampshire are included in the consolidated federal income tax return of Chubb. Federal income tax is allocated by Chubb Life as if Hampshire filed a separate income tax return. Deferred tax assets and liabilities are recognized for the expected future tax effects attributable to temporary differences between the financial reporting and tax bases of assets and liabilities, based on enacted tax rates and other provisions of tax law. Federal income taxes have been provided at the statutory rate of 35% in 1995, 1994 and 1993.

Of the $12,257 federal income taxes recoverable at December 31, 1995, $6,875 represents a deferred tax asset related to net post-retirement benefits expense. The deferred tax asset at December 31, 1994 was $10,819, which also related to postretirement benefits.

  Hampshire made income tax payments to Chubb of $59,326, $336,577 and $280,313 in 1995, 1994 and 1993, respectively.

4. Retirement Benefits

Hampshire participates in the Pension Plan for the Employees of Chubb Life and Participating Affiliates, a defined benefit plan, which covers substantially all of its employees. Accumulated plan benefits, plan net assets and net periodic pension costs by component for Hampshire are not determinable. Costs allocated by Chubb Life to Hampshire during 1995 and 1994 relative to the Pension Plan were $24,218 and $24,269, respectively.

Certain health and life insurance benefits for all eligible retired employees are provided by Chubb Life. Benefits are paid as covered expenses are incurred. Health care coverage is contributory. Retiree contributions vary based upon a retiree's age, type of coverage and years

                     HAMPSHIRE FUNDING, INC. AND SUBSIDIARY
of service with Hampshire. Life insurance is noncontributory. The expected cost of providing these postretirement benefits to employees and their beneficiaries and covered dependents are being accrued during the years that the employees render the necessary service.

5.  Option and Incentive Plans

As a subsidiary of Chubb, Hampshire and its employees are eligible to participate in the following option and incentive plans:

  The Employee Stock Ownership Plan (ESOP) is funded through semi-annual contributions in amounts determined at the discretion of Chubb's Board of Directors. A portion of Chubb common stock is allocated to eligible employees as contributions are made by Chubb.

  The Capital Accumulation Plan, a savings plan, is funded by employee contributions. Hampshire makes a matching contribution equal to 100% of each eligible employee's pre-tax elective contributions, up to 4% of the employees compensation. Contributions are invested at the election of the employee in Chubb's common stock or in various other investment funds.

Hampshire's proportionate share of costs related to these option and incentive plans were $36,247 and $39,394 for the years ended December 31, 1995 and 1994, respectively. Hampshire's costs prior to 1994 relative to these plan were immaterial.

Total costs allocated by Chubb Life to Hampshire, during the year presented relative to the above benefits, have been included in General and Administrative expenses in the accompanying financial statements.

6. Loan Agreements

Since 1989, Hampshire's funds for financing premium loans have been obtained through loan agreements with affiliates. Hampshire has a loan agreement with Colonial providing for a $29,000,000 revolving line of credit. The interest rate is variable and is based on Colonial's cost of short-term funds. The range of interest rates at December 31, 1995 on this loan were from 5.65% to 6.02%. At December 31, 1995, Hampshire had borrowed $26,000,000 under the agreement with Colonial. On September 29, 1994, Hampshire amended its loan agreement with Chubb Life to provide for a $20,000,000 revolving line of credit, representing an increase of $10 million from the previous loan agreement. The interest accrues at a rate not to exceed prime plus 250 basis points per annum. Presently, interest is being charged to Hampshire at current short term rates (6.3% at December 31, 1995) on the first $10 million and at the rate which Hampshire charges their clients (8.95%) on any loan balance over $10 million. At December 31, 1995, Hampshire had borrowed $18,200,000 under this agreement with Chubb Life. Hampshire expects that it will be able to obtain financing for the forseeable future.

Interest paid, including prepayments, on the loan agreements was $2,420,786, $1,751,527 and $1,131,064 in 1995, 1994 and 1993, respectively.

                    HAMPSHIRE FUNDING, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                      (UNAUDITED)
                                                       March 31,   December 31,
                                                         1996         1995
                                                      -------------------------
Assets
Cash and cash equivalents                             $   529,473   $   289,918
Accounts receivable from customers                         52,370        26,793
Federal income taxes recoverable                                         12,257
                                                      -------------------------

Total Current Assets                                      581,843       328,968

Collateral notes receivable (including accrued
interest of $1,115,319 in 1996 and $1,207,853 in
1995)                                                  49,021,825    47,059,897
                                                      -------------------------


Total Assets                                          $49,603,668   $47,388,865
                                                      =========================

Liabilities and Stockholder's Equity
Liabilities:
Due to affiliates                                     $ 1,341,401   $ 1,145,850
Accrued expenses and other liabilities                    275,185       263,232
Federal income tax payable                                 15,725
                                                      -------------------------

Total Current Liabilities                               1,632,311     1,409,082

Loans payable to affilitates (net of prepaid
interest of $144,004 in 1996 and $300,327 in 1995)     45,855,996    43,899,673
                                                      -------------------------


Total Liabilities                                      47,488,307    45,308,755
                                                      -------------------------

Stockholder's Equity:
Common stock, par value $1 per share; authorized
100,000 shares; issued and outstanding 50,000 shares       50,000        50,000
Additional paid-in capital                                550,000       550,000
Retained earnings                                       1,515,361     1,480,110
                                                      -------------------------

Total Stockholder's Equity                              2,115,361     2,080,110
                                                      -------------------------


Total Liabilities and Stockholder's Equity            $49,603,668   $47,388,865
                                                      =========================

                            See accompanying notes.

                     HAMPHIRE FUNDING, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                       (UNAUDITED)
                                              Three Months Ending March 31,
                                                 1996              1995
                                             ------------------------------
Revenues :
   Interest on collateral notes receivable     $1,036,658       $  927,465
   Program participant fees                       140,063          117,554
   Interest on investments                         13,495           24,473
                                             ------------------------------
                                                1,190,216        1,069,492

Operating expenses:
   Interest on affiliated loan agreements         718,199          639,120
   General and administrative                     403,687          310,665
                                             ------------------------------
                                                1,121,886          949,785

Income before income taxes                         68,330          119,707

Federal and state income tax:
   Federal tax                                     18,982           32,524
   State tax(1)                                    14,097           26,783
                                             ------------------------------
                                                   33,079           59,307
                                             ------------------------------


Net income                                         35,251           60,400

Retained earnings at
  beginning of year                             1,480,110        1,247,756
                                             ------------------------------

Retained earnings at end of period             $1,515,361       $1,308,156
                                             ==============================

                            See accompanying notes.

                     HAMPHIRE FUNDING, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       (UNAUDITED)
                                                Three Months Ending March 31,
                                                      1996            1995
                                                ------------------------------
Operating activities:
Net income                                             $35,251        $60,400
Adjustments to reconcile net income to net
   cash used in operating activities:
      Increase in accounts receivable from
         customers                                     (25,577)       (29,820)
      Increase in accrued expenses
         and other liabilities                          11,953         32,535
      Increase in due to affiliates                    195,551         78,561
      Increase in collateral notes receivable       (1,961,928)    (1,073,150)
      Change in federal income taxes payable            27,982        103,414
      Decrease in prepaid interest
         on affiliated loan agreements                 156,323        252,147
                                               -------------------------------

Net cash used in operating activities               (1,560,445)      (575,913)

Financing activities:
Proceeds from affiliated loan agreements            16,275,000     23,325,000
Principal payments on affiliated loan
   agreements                                      (14,475,000)   (22,325,000)
                                               -------------------------------


Net cash provided by financing activities            1,800,000      1,000,000
                                               -------------------------------

Increase in cash and cash equivalents                  239,555        424,087

Cash and cash equivalents at beginning of year         289,918      1,311,399
                                               -------------------------------

Cash and cash equivalents at end of period            $529,473     $1,735,486
                                               ===============================

                            See accompanying notes.

                     HAMPSHIRE FUNDING, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                                 March 31, 1996

NOTE 1.  BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Hamphire Funding, Inc. and Subsidiary's annual report included elsewhere herein for the year ended December 31, 1995.

NOTE 2.  TRANSACTIONS WITH AFFILIATES

Collateral loans receivable from Participants were $49,021,825 at March 31, 1996. Annual amounts due to Hampshire Funding, Inc. (Hampshire) under collateral notes receivable were as follows:

                              1996   1997   1998   1999   2000  2001-2005
                              ----   ----   ----   ----   ----  ---------
Collateral loans receivable   $2.1   $3.1   $2.8   $3.6   $6.0    $31.4
(in millions)

NOTE 3.  LOAN AGREEMENTS

Since 1989, Hampshire's funds for financing premium loans have been obtained through loan agreements with affiliates. Hampshire has a loan agreement with Chubb Colonial Life Insurance Company (Colonial) providing for a $29,000,000 revolving line of credit. The interest rate is variable and is based on Colonial's cost of short-term funds. The range of interest rates at March 31, 1996 on this loan were from 4.97% to 5.90%. At March 31, 1996, Hampshire had borrowed $26,000,000 under the agreement with Colonial. Hampshire has a separate loan agreement with Chubb Life Insurance Company of America (Chubb
Life) which provides for a $20,000,000 revolving line of credit, and accrues interest at a rate not to exceed prime plus 250 basis points per annum. Presently interest is charged to Hampshire at current short term rates (6.31% at March 31, 1996) on the first $10 million and at the rate which Hampshire charges its clients (8.95%) on any loan balance over $10 million. At March 31, 1996, Hampshire had borrowed $20,000,000 under this agreement with Chubb Life. Hamphire expects that it will be able to obtain this financing for the foreseeable future.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution (Estimated)

Expenses of issue and distribution are not deducted from proceeds.

Registration Fees
  Securities and Exchange Commission..................  $10,344
  National Association of Securities Dealers..........    3,500
Printing..............................................  100,000
Accounting Fees.......................................    8,400
State Registration Fees...............................   30,635
Miscellaneous.........................................      -
                                                        -------
TOTAL................................................. $152,879
                                                       ========

Item 14. Indemnification of Directors and Officers

Under the general corporation law of the State of New Hampshire, corporations are required to indemnify their officers in the event such officers and directors are successful in defending suits brought against them in their corporate capacities. In addition, a New Hampshire corporation is generally permitted to indemnify its officers and directors, regardless of the results of a suit, provided the officer or director involved acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Where a claim for indemnification arises out of an action by or in the right of the corporation, the individual director or officer must not only have acted in good faith, but also must not be adjudged to have been negligent or to have acted in a way constituting misconduct. Unless ordered by a court, any indemnification made by a corporation must follow a determination of compliance with the applicable standard of conduct. Such a determination is to be made by the Board of Directors, independent legal counsel, or the stockholders.

A New Hampshire corporation may purchase and maintain insurance to protect its officers and directors from any liability which may be incurred by them in their corporate capacities, whether or not the corporation could normally indemnify such individuals. Expenses incurred by an officer or director in defending a suit may be paid by the corporation in advance of the final disposition of the action provided the individual involved undertakes to repay the amount unless it is ultimately determined that he is entitled to be indemnified by the corporation. The indemnification provided for in the New Hampshire general corporation law is not exclusive of any other rights to which those indemnified may be entitled under any by-law, amendment, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of that person.

Article VIII of the Company's By-Laws provides that the Company shall indemnify directors and officers against all costs and expenses incurred in connection with any action, suit or proceeding in which the director or officer may be involved by reason of being a director or officer of the Company, unless it shall be finally adjudged in such action, suit or proceeding that the director or officer was negligent in the performance of his duty, or unless the suit, action or proceeding was the subject of a compromise settlement accepted with the approval of a majority of the outstanding shares of the Company; and finally, that the right to indemnification is not exclusive of other rights to which the director or officer may be entitled as a matter of law.

The Company and its affiliates have purchased two policies of liability insurance which, subject to the limitations contained in the policies, indemnifies directors and officers against liabilities incurred as directors and officers. The insurer's maximum liability under the policies is $30 million.

Item 15. Recent Sales of Unregistered Securities

Not Applicable

Item 16. Exhibits and Financial Data Schedules

The following exhibits are filed herewith or incorporated by reference under Commission Rule 411(c).

Exhibit No.                         Description of Exhibit

- --------- --------------------------------------------------------------------
1 -Distribution Agreement between the Company and Chubb Securities Corporation dated March 1, 1990.*
4    -(i) Agency Agreement and Limited Power of Attorney.++
     -(ii) Change of Participant in Program.++
     -(iii) Disclosure Statement.++
5    -Opinion of Charles C. Cornelio, Esquire re: Legality.+++
10 -(i)(a) Loan Agreement between The Colonial Life Insurance Company of America and the Company, dated July 10, 1989.*
     -(i)(b) Amendment to Loan Agreement between The Colonial Life Insurance Company of America and the Company, dated March 8, 1990.*
     -(i)(c) Second Amendment to Loan Agreement between The Colonial Life Insurance Company of America and the Company, dated December 15, 1992.*** -(i)(d) Third Amendment to Loan Agreement between The Colonial Life Insurance Company of America and the Company, dated March 8, 1993.*** -(i)(e) Fourth Amendment to Loan Agreement between The Colonial Life Insurance Company of America and the Company, dated June 17, 1993.**** -(ii)(a) Company-Lender Agreement between The Colonial Life Insurance Company of America and the Company, dated July 7, 1989.*
     -(ii)(b) Amendment to Acceptance of Company-Lender Agreement between The Colonial Life Insurance Company of America and the Company, dated March 8, 1990.*
     -(ii)(c) Second Amendment to Acceptance of Company-Lender Agreement between The Colonial Life Insurance Company of America and the Company, dated December 15, 1992.***
     -(ii)(d) Third Amendment to Acceptance of Company-Lender Agreement between The Colonial Life Insurance Company of America and the Company, dated March 8, 1993.***
     -(ii)(e) Fourth Amendment to Acceptance of Company-Lender Agreement between The Colonial Life Insurance Company of America and the Company, dated June 17, 1993.****
     -(iii) Franchise Fee Agreement between Chubb Life Insurance Company of America and the Company, dated March 9, 1990.*
     -(iv) Franchise Fee Agreement between The Volunteer State Life Insurance Company and the Company, dated March 9, 1990.*
     -(v)(a) Loan Agreement between Chubb Life Insurance Company of America and the Company dated September 29, 1993.****
     -(v)(b) Company-Lender Agreement between the Company and Chubb Life Insurance Company of America dated September 29, 1993.****
     -(v)(c) Acceptance of Company-Lender Agreement between Chubb Life Insurance Company of America and the Company dated September 29, 1993.****
     -(vi)(a) Loan Agreement between the Company and Chubb Life Insurance Company of America dated September 29, 1994.*****
     -(vi)(b) Company Lender Agreement between the Company and Chubb Life Insurance Company of America dated September 29, 1994.*****
     -(vi)(c) Acceptance of Company Lender Agreement between Chubb Life Insurance Company of America and the Company dated September 29, 1994.***** -(vii) Service Agreement++++
24   -(i) Consent of Ernst & Young LLP, Independent Auditors.+
     -(ii) Consent of Counsel  (contained in Exhibit 5).
25   -Power of Attorney.+++
27   -Financial Data Schedule.++
______

     * Incorporated by Reference to the exhibit number indicated to the Company's Annual Report on Form 10-K for the year ended December 31, 1989.
    ** Incorporated by Reference to the exhibit number indicated to the Company's Annual Report on Form 10-K for the year ended December 31, 1991.
   *** Incorporated by Reference to the exhibit number indicated to the Company's Annual Report on Form 10-K for the year ended December 31, 1992.
  **** Incorporated by Reference to the exhibit number indicated to the Company's Annual Report on Form 10-K for the year ended December 31, 1993.
 ***** Incorporated by Reference to the exhibit number indicated to the Company's Annual
Report on Form 10-K for the year ended December 31, 1994.
     + Filed herewith.
    ++ Incorporated by Reference to the Exhibit number indicated to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.
   +++ Incorporated by Reference to the Exhibit number indicated to an earlier filing on April 12, 1996 (SEC File No. 333-01873) of the Form S-1/A Registration Statement.
++++ Incorporated by reference to the Exhibit number indicated to an earlier filing on April 29, 1996 (SEC File No. 333-01873) of the Form S-1/A Registration Statement.

Item 17. Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (i) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Concord, State of New Hampshire on May 24, 1996 Hampshire Funding, Inc.


By:  /s/ Ronald R. Angarella
   -----------------------------
   Ronald R. Angarella, President

                               POWER OF ATTORNEY

Each of Hampshire Funding, Inc. (the "Company") and the undersigned Officers and Directors thereof whose signatures appear below hereby makes, constitutes and appoints Ronald R. Angarella and Charles C. Cornelio and each of them acting individually, its and his true and lawful attorneys with power to act without any other and with full power of substitution, to execute, deliver and file in its or his name and on its behalf, and in each of the undersigned Officers' and Directors' capacity or capacities as shown below, this Registration Statement and any and all documents in support of this Registration Statement or supplemental thereto, and any and all amendments, including any and all post-effective amendments to the foregoing; and each of the company and said Officers and Directors hereby grants to said attorneys, and to any one or more of them, full power and authority to do and perform each and every act and thing whatsoever as said attorneys or attorney may deem necessary or advisable to carry out fully the intent of this Power of Attorney to the same extent and with the same effect as the Company might or could do, and as each of said Officers and Directors might or could do personally in his capacity or capacities as aforesaid, and each of the Company and said Officers and Directors hereby ratifies, confirms and approves all acts and things which said attorneys or attorney might do or cause to be done by virtue of this Power of Attorney and its or his signature as the same may be signed by said attorneys or attorney, or any one or more of them, to this Registration Statement and any and all amendments thereto, including any and all post-effective amendments to the foregoing.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by thefollowing persons in the capacities and on the dates indicated.

        Name                          Title                     Date
        ----                          -----                     ----



           *                    President and Director       May 24, 1996
- -------------------------
Ronald R. Angarella


           *                        Director                 May 24, 1996
- -------------------------
Frederick H. Condon


           *                        Director                 May 24, 1996
- -------------------------
Ernest J. Tsouros


           *                        Director                 May 24, 1996
- -------------------------
Randell G. Craig


           *                        Director                 May 24, 1996
- -------------------------
Joseph A. Morein


/s/ John A. Weston                  Treasurer, Principal     May 24, 1996
- -------------------------
John A. Weston                   Financial and Accounting
                                 Officer


*By:  /s/ Ronald R. Angarella
     -------------------------------------
     Ronald R. Angarella, Attorney-in-Fact